Exhibit 99.1

As used throughout this exhibit, all references to “Medallion Bank,” the “Bank,” “we,” “us,” and “our” mean Medallion Bank, an industrial bank organized and existing under the laws of the State of Utah, unless the context otherwise requires. All references to “November 2018”, “November 2017”, “September 2018”, “September 2017”, “December 2018”, “December 2017”, “December 2016” and “December 2015” refer to our periods ended, or the dates, as the context requires, November 30, 2018, November 30, 2017, September 30, 2018, September 30, 2017, December 31, 2018, December 31, 2017, December 31, 2016, and December 31, 2015, respectively. Any reference to a prior year refers to a year ending on December 31 of that year. All references to “this offering circular” refer to the Bank’s preliminary offering circular filed with the registration statement on Form 10 relating to an offering of the Bank’s Series F Fixed-to-Floating Rate Noncumulative Perpetual Preferred Stock, par value $1.00 per share, with a liquidation preference of $25 per share with the Federal Deposit Insurance Corporation.

RECENT DEVELOPMENTS

Although our results of operations as of and for the three months and year ended December 2018 are not yet final, we have prepared the following preliminary unaudited financial information as of and for the two months and eleven months ended November 2018. This data is based on the information and data currently available has been prepared by, and is the responsibility of, the Bank’s management. Our operating results for the two months and eleven months ended November 2018 are subject to completion of our normal quarter-end closing and review procedures in connection with the completion of the fourth quarter of 2018, which may result in changes to these results. Furthermore, our independent registered public accounting firm has not audited, reviewed or compiled our financial information as of or for the two months and eleven months ended November 2018, and does not express an opinion or any other form of assurance with respect thereto. This preliminary financial information should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Information” as well as our financial statements and related notes included elsewhere in this offering circular. Our actual financial condition as of, and results for the two months and eleven months ended, November 2018 may differ, possibly materially, from this preliminary financial information due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fourth quarter of and year ended 2018 are finalized. Accordingly, information regarding our financial condition as of, and results of operations for the two months and eleven months ended, November 2018, as well as our expectations for the month ended December 2018, are forward-looking statements consisting of preliminary estimates that are subject to change, possibly materially, as we complete our financial closing procedures. Important factors that could cause actual results to differ from this preliminary financial information are set forth in the sections titled “Cautionary note Regarding Forward-Looking Statements” and “Risk Factors”. In addition, results for the two months and eleven months ended November 2018 may not be indicative of, and should not be considered a substitute for, our operations for the quarter and the year ended December 2018. Therefore, you should not place undue reliance upon this preliminary financial information.

As of November 2018, we had total assets of $1.0 billion, including a loan portfolio of $928.8 million, equity capital of $167.2 million and deposits of $862.2 million. Medallion loans outstanding declined to $162.9 million at November 2018, the lowest level since February 2010, compared to $174.9 million at September 2018. The Medallion loan portfolio net of loan loss reserves decreased to $123.6 million at November 2018, compared to $132.5 million at September 2018.

The Bank generated net income of $2.8 million in the two months ended November 2018, as compared to $4.8 million in the two months ended November 2017, the decline driven by larger loan loss provisions in 2018 as we continue to build our general reserve for Medallion loans. Net income was $6.0 million for the eleven months ended November 2018, as compared to $15.8 million in the eleven months ended November 2017, the decline mostly due to larger loan loss provisions for Medallion loans in the first quarter 2018 and the two months ended November 2018.

Recreation loans outstanding were $581.0 million, representing approximately 62.6% of the Bank’s loan portfolio, as of November 2018. Recreation loan net charge-offs for the eleven months ended November 2018 were 2.62%, compared to 2.52% for the nine months ended September 2018. The weighted average yield of the Recreation loan portfolio was 15.82% for the eleven months ended November 2018, compared to 15.53% for the eleven months ended November 2017.

Home Improvement loans outstanding were $183.0 million, representing approximately 19.7% of the Bank’s loan portfolio, as of November 2018. Home Improvement loan net charge-offs for the eleven months ended November 2018 were 0.86% compared to 0.83% for the nine months ended September 2018. The weighted average yield of the Home Improvement loan portfolio was 9.51% for the eleven months ended November 2018, compared to 9.60% for the eleven months ended November 2017.

Medallion loans outstanding were $162.9 million, representing approximately 17.5% of the Bank’s loan portfolio as of November 2018. Medallion loan net charge offs for the eleven months ended November 2018 were 17.14% compared to 14.83% for the nine months ended September 2018.

Net interest income totaled $16.2 million in the two months ended November 2018, compared to $17.3 million in the two months ended November 2017, the decline driven by the whole loan sale consummated in September 2018. Net interest income was $90.0 million in the eleven months ended November 2018, compared to $89.6 million in the eleven months ended November 2017.

Our efficiency ratio was 33.0% for the eleven months ended November 2018, compared to 33.5% for the nine months ended September 2018 and 28.6% for the eleven months ended November 2017.

Our provision for loan losses was $45.7 million for the eleven months ended November 2018, as compared to $37.2 million for the eleven months ended November 2017. The provision increase was largely due to higher provisions in the Medallion loan portfolio, particularly during the first quarter of 2018.

Our Tier 1 capital was $168.5 million and our Tier 1 leverage ratio was 15.52% at November 2018, compared to $165.2 million and 15.08%, respectively, at September 2018.

We have not yet completed our financial closing procedures for the month ended December 2018, and we will not know our results for the fourth quarter of 2018 until those procedures are complete. However, based on information and data currently available, we expect to have a net loss for the month ended December 2018 and for that month to differ from the two months ended November 2018 due to a higher loan loss provision relating to Medallion loan impairments, which has occurred from time to time in prior periods, plus a loss on repossessed inventory related to a decline in Chicago medallion values, which are expected to be partially offset by the gain of approximately $0.9 million from the settlement of the litigation related to participations in asset-based loans. We anticipate Medallion loans outstanding will continue to decline from November 2018 as we charge off loans previously impaired and the remaining portfolio amortizes. We also expect to once again have a profitable year, just as we have had one every single year since 2004, the Bank’s first full year of operations.

The foregoing is only a summary and is not intended to be a comprehensive description of the Bank’s financial condition as of any date or results of operation for any period. Further, our consolidated financial statements and related notes as of and for the year ended December 2018 are not expected to be filed with the FDIC until after this offering is completed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described under “Risk Factors,” beginning on page 20 of this offering circular or the following:

•	The concentration of our business in consumer lending, which carries a high risk of loss and could be adversely affected by an economic downturn;

•	Our dependence on the credit performance of our loans;

•	Our reliance on our relationships with dealerships, contractors and FSPs;

•	Our use of brokered deposit sources for our deposit-gathering activities;

•	Changes in taxicab and for-hire vehicle industries, which have resulted in increased competition and have resulted in losses in our Medallion loan portfolio;

•	Decreases in the value of our Medallion loan collateral;

•	Our dependence on our senior management team for our future success;

•	The sufficiency of our allowance for loan losses to cover losses on our loans;

•	Competition with other lenders;

•	Our access to sources of liquidity and capital to address our liquidity needs;

•	Our determinations with respect to sales of loans we may conduct and the impact of such sales on our retained portfolios;

•	A reduction in demand for our products and failure by us to adapt to such reduction;

•	Our pursuit of new business initiatives and strategies;

•	Changes in laws, regulations, or policies that apply to us; and

•	The one-time and incremental costs of operating as a public company.

The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in this offering circular. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.